ARTICLES OF INCORPORATION
                                 OF
                          COPLEY FUND, INC.

     THE UNDERSIGNED incorporator, for the purpose of forming a corporation under the Florida Business Corporation Act, hereby adopts the following Articles of Incorporation:

                        ARTICLE I

     The name of the corporation shall be:
                        COPLEY FUND, INC.

                        ARTICLE II

     The purposes for which it is formed are:

     To act as an open-end investment company of the management type registered as such with the Securities and Exchange Commission.

     To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law Provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

                        ARTICLE III

     The address of the principal office as well as its mailing address is:
245 Sunrise Ave., Palm Beach, FL  22469.

                        ARTICLE IV

     The aggregate number of shares which the corporation shall have authority to issue is five million $5,000,000 of the par value of One Cent ($.01) each.

                        ARTICLE V

     The name and address of the initial registered agent which is to be the agent of the corporation upon whom process against it may be served, is Thomas C. Henry, 175B U.S. Highway 1, Suite 287, Tequesta, FL 22469.

                        ARTICLE VI

     The name and street address of the incorporator to these Articles of Incorporation is: Thomas C. Henry, 175B U.S. Highway 1, Suite 287, Tequesta, FL 22469.

                        ARTICLE VII

     No shareholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any shares or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or other securities, would adversely affect the dividend or voting rights of such holders, other than such rights, if any, as the board of directors, in its discretion from time to time may grant, and at such price as the board of directors in its discretion may fix: and the board of directors may issue shares of any class of this corporation or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class.

                        ARTICLE VIII

     (a) Each director and officer of the corporation shall be indemnified by the corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason

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of having been such a director or officer and against all expenses (including)
counsel fees) reasonably incurred by him in connection therewith in accordance with and to the fullest extent permitted by the Florida Business Corporation Act, the Securities Exchange Act of 1933, The Investment Company Act of 1940 and the regulations promulgated thereunder.

     (b) Each director and officer shall be indemnified by the corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such a director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudicated in any proceeding guilty of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office (hereinafter "disabling conduct"). In the absence of an adjudication of disabling conduct in any such proceeding or in the instance of a settlement thereof, indemnification shall be made provided there is first obtained: (1) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified (hereinafter "indemnitee") was not liable by reason of disabling conduct or, (2) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the indemnitee was not liable by reason of disabling conduct, by (a) the vote of a majority of a quorum of directors who are neither "interested persons" of the company, as defined in Section 2(a) (19) of the Investment Company Act of 1940, nor parties to the proceeding, or (b) an independent legal counsel in a written opinion, or (c) a dismissal of a court action or administrative proceeding against an indemnitee for insufficiency of evidence of any disabling conduct

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with which he may have been charged, or (d) a determination of entitlement to indemnity made by any other "reasonable and fair means."

     (c) The corporation shall advance attorney's fees and other expenses incurred by its directors or officers in defending a proceeding upon the undertaking by the indemnitee to repay the advance in the event it is determined that he is not entitled to indemnification pursuant to (b) above; provided however, that prior to such advance: (1) the indemnitee shall provide a security for his undertaking, or (2) the corporation shall be insured against losses arising from unlawful advances, or (3) a majority of a quorum of the disinterested, non-party directors of the corporation, or an independent legal counsel in a written opinion, shall determine, based upon a review of the readily available facts that there is reason to believe that the indemnitee ultimately will be entitled to indemnification. Every reference herein to director or officer shall include every director or officer or former director or officer of the corporation and every person who may have served at its request as a director, or officer or other official serving in an equivalent capacity for another corporation or unincorporated business entity in which the corporation owns shares of stock or has an equity interest or of which it is a creditor or, in the case of a non-stock corporation, to which the corporation contributes, and in all of such cases, his personal representatives, executors and administrators. The right of indemnification hereby provided shall not be exclusive of any other rights to which any director or officer may be entitled.

     IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 17th day of May, 1994.

                                   /s/Thomas C. Henry
                                      Thomas C. Henry

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